Exhibit 10.7.1

AMENDMENT TO OFFICE LEASE

THIS AMENDMENT (this “Amendment”) is entered into as of February 11, 2010, by and between MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and IXIA, a California corporation (“Tenant”).

Recitals

A           Landlord and Tenant entered into that certain Office Lease (the “Lease”) dated as of September 14, 2007, pursuant to which Tenant leased from Landlord approximately 84,124 rentable square feet of space (the “Premises”) in three buildings located at 26601, 26701 and 26677 West Agoura Road, Calabasas, CA, which are part of an office project known as “Corporate Center Calabasas” (the “Project”).

B.           Tenant has requested the right to use approximately 1,200 rentable square feet of additional space in the Project, consisting of a portion of Suite 100 on the ground floor of Building “B” within the Project, located at 26707 West Agoura Road, as shown on the site plan attached to this Amendment as Exhibit A (the “Storage Space”) for storage, and Landlord has agreed to allow such use, on the terms and conditions set forth in this Amendment.

C.           All capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Lease.

Agreement

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which arc acknowledged, Landlord and Tenant agree as follows:

1.	Storage Space.

1.1           Right to Use Storage Space.  Subject to all of the terms and conditions of this Amendment, Landlord grants to Tenant a license (the “Storage Space License”) to use the Storage Space solely for the purposes described in Section 1.3 below.  The Storage Space License shall commence on February 11, 2010, and shall remain in effect until May 10, 2010.  Thereafter, the term of the Storage Space License shall automatically renew for successive one-month terms unless and until either party provides at least 30 days’ written notice of termination to the other party.  If the Storage Space License has not earlier been terminated, the term of the Storage Space License shall automatically terminate upon the termination or expiration of the Lease.

1.2           Rent.  For the period between February 11 , 2010, and May 10, 2010, Tenant shall not be required to pay any rent for the use of the Storage Space.  If the Storage Space License has not been terminated and Tenant has not vacated the Storage Space in the manner required by this Amendment on or before May 10, 2010, Tenant shall pay to Landlord as additional Base Rent under the Lease the amount of One Thousand Five Hundred Dollars and zero cents ($1,500.00) per month for the use of the Storage Space, payable at the same time and in the same manner as the payment of Base Rent under the Lease.  Tenant shall not be required to pay any share of Direct Expenses, Tax Expenses or Tenant’s Facilities Share with respect to the Storage Space.

AMENDMENT TO LEASE

Exhibit 10.7.1

1.3           Permitted Use.  Tenant shall be permitted to use the Storage Space solely for the purpose of storing office supplies, files and furnishings, and Tenant shall not use the Storage Space for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.  Tenant shall not use or store any Hazardous Materials in the Storage Space.  Tenant agrees that it shall not conduct any business operations in the Storage Space.  In addition, Tenant agrees that it shall comply with Article 5 of the Lease with respect to the Storage Space.

2.	Terms and Conditions Relating to Storage Space.

2.1           Condition of Space; Surrender Upon Expiration.  Tenant agrees that it has inspected the Storage Space (which is referred to herein as an “Additional Space”), and has determined that the Additional Space is suitable for Tenant’s purposes.  Accordingly, Tenant shall accept the Additional Space in its “as is” condition, and Landlord shall have no obligation whatsoever to install or supply any improvements, furniture or equipment, or make any repairs, to either Additional Space.  While the Storage Space License (is referred to herein as an “Additional Space License”) is in effect, Tenant shall maintain the relevant Additional Space in good, clean and working order.  Landlord shall have no obligation to repair or maintain either Additional Space or any portion thereof, and Landlord’s sole repair obligations shall be as stated in Article 7 of the Lease.  At the end of the period that the Additional Space License is effective, Tenant shall remove all of its personal property from the Additional Space and shall surrender possession of the Additional Space to Landlord in the same condition as when possession of such Additional Space was provided to Tenant, in broom clean condition.  If Tenant fails to remove all personal property stored in such Additional Space or to surrender possession of such Additional Space on or before the date required by this Amendment, Tenant shall pay to Landlord rent for such Additional Space in an amount equal to 200% of the rent described in Section 1.2 above until possession is surrendered in the required condition and all items of persona] property are removed.  Except as stated in the previous sentence, Article 16 of the Lease shall apply to any such holding over.

2.2           Utilities and Services.  Landlord shall provide without charge the electrical and HVAC utilities presently existing in each Additional Space.  Tenant agrees only to use building-standard levels of electrical and HVAC service in the Additional Space.  Tenant agrees that no janitorial service will be provided for the Storage Space.

2.3           Insurance.  At least five business days before the first day on which Tenant occupies Additional Space, Tenant shall provide Landlord with a certificate of insurance showing that Tenant has expanded its policies of insurance carried pursuant to Section 10.3 of the Lease to include the Additional Space, and Tenant shall comply with all of the requirements of Article 10 of the Lease with respect to such insurance.

2.4           Licenses and Permits.  It is the responsibility of Tenant to obtain, at its sole cost and expense, any and all licenses, permits or other authorizations that may be required by any governmental agency or authority in connection with Tenant’s use of the Additional Space.  Tenant shall obtain such licenses, permits and authorizations prior to the first day on which the License becomes effective and shall maintain them in effect throughout the term of this Amendment.  Tenant shall strictly comply with all terms and conditions of such licenses, permits and authorizations.  Tenant shall comply with all Applicable Laws in connection with its use of the Additional Space.

AMENDMENT TO LEASE

Exhibit 10.7.1

2.5           Waiver, Release and Indemnification.  Landlord shall not provide any security services in connection with Tenant’s use of the Additional Space.  Tenant accepts any and all risk of loss, vandalism, theft, injury or property damage resulting from or in connection with Tenant’s use of the Additional Space, and Tenant knowingly and willingly waives any Claims (defined below) against Landlord and/or Landlord Parties in connection with Tenant’s use of the Additional Space, and Tenant releases Landlord and Landlord Parties from any and all Claims, whether direct or indirect, whether known or unknown, and whether arising now or in the future.  Tenant agrees that neither Landlord, nor any of Landlord Parties, shall be liable in any way for any Claims, and Tenant hereby agrees to indemnify, hold harmless and defend Landlord and Landlord Parties with competent counsel reasonable acceptable to Landlord from and against any Claims.  As used in this paragraph, “Claims” means any and all damage, injury, losses, claims, actions, causes of action, penalties, fees, expenses, costs (including reasonable attorneys’ fees) or any other liability whatsoever resulting from or arising out of Tenant’s use of the Additional Space or failure to comply with the terms and conditions of this Amendment.  Tenant warrants and represents that it is familiar with the provisions of California Civil Code Section 1542 and expressly waives and relinquishes any rights or benefits that it has or may have pursuant to that statute; provided, however, that the foregoing release and indemnification shall not apply to any Claims that may arise solely as a result of Landlord’s gross negligence or intentional misconduct which reads as follows:

Section 1542:  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

3.	Miscellaneous.

3.1           Assignment.  Tenant may not assign its rights to use the Additional Space under this Amendment, and any assignment or sublease of the Lease which may be agreed to by Landlord shall not include the rights of Tenant under this Amendment.

3.2           Default.  If Tenant defaults in the performance of any of its obligations under this Amendment, Landlord shall have all rights and remedies described in the Lease.  The failure of Landlord to exercise any right or remedy shall not be deemed a waiver of the right to exercise such right or remedy in the future or a waiver of any other right or remedy available under the Lease, at law or in equity.

3.3           Incorporation of Lease.  Except as expressly stated in this Amendment, all of the terms, conditions and covenants of the Lease shall apply to Tenant’s use of the Additional Space.  Except as expressly stated in this Amendment, the Lease remains in full force and effect without modification.

AMENDMENT TO LEASE

Exhibit 10.7.1

IN WITNESS WHEREOF, Tenant and Landlord have caused this Amendment to be executed by their duly authorized representatives as of the date set forth above.

MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ David Binswanger
Name:	David Binswanger
Title:	Vice President

IX1A, a California corporation

By:	/s/ Thomas B. Miller
Name:	Tom Miller
Title:	CFO